PURCHASE PRICE ADJUSTMENT AGREEMENT

PURCHASE PRICE ADJUSTMENT AGREEMENT (this “Agreement”), dated as of September 17, 2010, by and among Citibank, N.A., a national banking association (“CBNA”), The Student Loan Corporation, a Delaware corporation (the “Company”), and Discover Bank, a Delaware banking corporation (“Buyer” and, collectively with CBNA and the Company, the “Parties”).

RECITALS

WHEREAS, Buyer, Academy Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Acquisition Sub”), and the Company, have executed an Agreement and Plan of Merger, dated as of the date of this Agreement (including the exhibits, schedules and annexes thereto, the “Merger Agreement”), providing for, among other things the Merger;

WHEREAS, concurrently with the execution of the Merger Agreement, the Company, CBNA, Citibank (South Dakota) National Association (“CSD”) and SLC Student Loan Receivables I, Inc. (“Depositor”) have executed an Asset Purchase Agreement, dated as of the date of this Agreement (including the exhibits, schedules and appendices thereto, the “CBNA Transaction Agreement”), providing for the CBNA Transaction;

WHEREAS, CBNA, SLM Corporation, the Company, CSD, Depositor, Sallie Mae, Inc., Bull Run 1 LLC and SLM Education Credit Finance Corporation have executed an Asset Purchase Agreement, dated as of the date of this Agreement (including the exhibits, schedules and appendices thereto, the “FFELP Transaction Agreement”), providing for the FFELP Transaction; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement and the Related Transaction Agreements, Buyer and CBNA intend to provide for pre-Closing and post-Closing adjustment mechanisms as described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     General Terms.  For purposes of this Agreement, capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement.

ARTICLE II

PRE-CLOSING ADJUSTMENT

Section 2.1 Pre-Closing Deliverables.

(a)     Within ten Business Days after the Cut-Off Date, the Company shall  deliver to Buyer and CBNA (i) the Schedule of Trust Student Loans and (ii) a statement of the aggregate Trust Certificate Purchase Price, each as of the Cut-Off Date (the “Estimated Trust Certificate Purchase Price”).  Buyer and CBNA shall have five Business Days to review and comment on the items listed in clauses (i) and (ii).

(b)     The Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer and CBNA not later than ten Business Days after the Cut-Off Date, an estimated unaudited pro forma balance sheet of the Post-Sale Company estimated as of the Closing Date (the “Estimated Pro Forma Balance Sheet”), which (i) shall be derived from the books and records of the Company, (ii) shall be prepared using the same accounting methods, principles, policies, classifications, judgments, estimation methodologies and accounting standards as were utilized in preparing the consolidated balance sheet of the Company reflected in the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof, consistently applied in accordance with GAAP (except for the absence of notes thereto) and (iii) shall give effect to the transactions contemplated by the FFELP Transaction Agreement and the CBNA Transaction Agreement, including the application of the proceeds therefrom to repay all amounts outstanding under the Omnibus Credit Agreement.

(c)     If the Parties believe that the Closing will take place on or prior to the fifteenth Business Day of the applicable month, then, in lieu of the Cut-Off Date being the last day of the immediately preceding month, the Cut-Off Date shall be the last day of the month two months prior to the month in which the Closing occurs.

Section 2.2     Calculation of Pre-Closing Adjustment.

(a)     If the Pre-Closing Adjustment Amount is a positive amount, then CBNA shall pay the Pre-Closing Adjustment Amount to Buyer or, if so directed by Buyer in writing, the Company, at the Closing by wire transfer of immediately available funds in U.S. dollars to the account specified to CBNA by Buyer, by written notice at least five Business Days prior to the Closing Date.

(b)     If the Pre-Closing Adjustment Amount is a negative amount (the absolute value of such amount, the “Buyer Payment Shortfall Amount”), Buyer shall, at the Closing, pay the Buyer Payment Shortfall Amount as directed by CBNA in payment of amounts payable under the Omnibus Credit Agreement.

(c)     For purposes of this Agreement,

(i)     “Aggregate Merger Consideration” means the product of (A) the Merger Consideration multiplied by (B) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time,

(ii)     “Closing Adjustment Amount” means (A) the Aggregate Merger Consideration, minus (B) the Closing Trust Certificate Purchase Price, plus (C) the absolute value of all Reimbursable Liabilities, minus (D) all cash or cash equivalents reflected on the Closing Balance Sheet (excluding any cash and cash equivalents taken into account in determining the Closing Trust Certificate Purchase Price),

(iii)     “Merger Consideration” means $30.00, provided that if the Company provides one or more Notices of Superior Proposal with respect to one or more Alternate Superior Proposals, then Merger Consideration means the sum of (1) $30.00 and (2) 0.4 multiplied by the lesser of $125 million and the amount by which Buyer increases the Aggregate Merger Consideration (as defined in the Merger Agreement) divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time,

(iv)     “Pre-Closing Adjustment Amount” means: (A) the Aggregate Merger Consideration, minus (B) the Estimated Trust Certificate Purchase Price, plus (C) the absolute value of all Reimbursable Liabilities, minus (D) all cash or cash equivalents reflected on the Estimated Pro Forma Balance Sheet (excluding any cash and cash equivalents taken into account in determining the Estimated Trust Certificate Purchase Price),

(v)     “Principal Amount” means, with respect to a Securitization Note, the outstanding principal balance of such Securitization Note,

(vi)     “Reimbursable Liabilities” means all Liabilities reflected on the Closing Balance Sheet or the Estimated Pro Forma Balance Sheet, as the case may be, and not taken into account in determining the Closing Trust Certificate Purchase Price or the Estimated Trust Certificate Purchase Price, as the case may be.  The Parties understand and agree that the swap related to the 2006-A Securitization Trust shall not be included in determining the Pre-Closing Adjustment Amount or the Closing Adjustment Amount,

(vii)     “Trust Certificate Purchase Price” means with respect to the Trust Certificates, in the aggregate, and as of a specified date, an amount equal to (i) (A) the sum of the aggregate gross Principal Balance of the Trust Student Loans listed on a Schedule of Trust Student Loans as of such specified date (disregarding any unamortized premium and loan loss reserves), plus, without duplication, the aggregate accrued interest receivable of the Trust Student Loans, plus the aggregate prepaid expenses of the Securitization Trust, plus the aggregate Securitization Restricted Cash of the Securitization Trusts (including the collection, reserve and capitalized interest accounts), in each case as of such specified date, multiplied by (B) 91.5%, minus (ii) the aggregate outstanding Principal Amount of the Securitization Notes, plus all accrued and unpaid interest thereon, as of such specified date, and

(viii)     “Securitization Restricted Cash” shall mean, with respect to each Securitization Trust, all cash and investments held from time to time in any Trust Account (as defined in the applicable Administration Agreement (as defined in the applicable Securitization Indenture)) whether in the form of deposit accounts, physical property, book-entry securities, uncertificated securities or otherwise.

ARTICLE III

POST-CLOSING ADJUSTMENT

Section 3.1 Post-Closing Deliverables.

(a)     As promptly as practicable, but in no event later than sixty days after the Closing Date, the Company shall prepare and deliver to Buyer and CBNA:

(i)     the Schedule of Trust Student Loans;

(ii)     a statement of the aggregate Trust Certificate Purchase Price, as of the Closing Date (the “Closing Trust Certificate Purchase Price”); and

(iii)     audited financial statements, including an audited balance sheet for the Company as of the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared in accordance with the principles set forth in clauses (i) through (iii) of Section 2.1(b).

(b)     In connection with the delivery of the Closing Balance Sheet, Buyer shall provide CBNA with its calculation of the Closing Adjustment Amount.

(c)     The following provisions shall apply with respect to the Closing Trust Certificate Purchase Price and the Closing Balance Sheet:

(i)     Absent manifest error, the Closing Trust Certificate Purchase Price shall be conclusive and final.

(ii)     Buyer shall permit CBNA and its representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Balance Sheet and Buyer’s calculation of the Closing Adjustment Amount and provide CBNA with copies thereof (as reasonably requested by CBNA). If CBNA disagrees with Buyer’s calculation of the Closing Adjustment Amount, CBNA shall, within thirty (30) days after CBNA’s receipt of the Closing Balance Sheet, notify Buyer in writing of such disagreement by setting forth CBNA’s calculation of the Closing Adjustment Amount and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If no Objection Notice is delivered on or prior to the thirtieth (30th) day after CBNA’s receipt of the Closing Balance Sheet, Buyer’s calculation of the Closing Adjustment Amount shall be deemed to be binding on the parties hereto. If an Objection Notice is timely delivered to Buyer, then Buyer and CBNA shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Adjustment Amount. In the event that Buyer and CBNA are unable to resolve all such disagreements within fifteen (15) days after Buyer’s receipt of such Objection Notice, Buyer and CBNA shall submit such remaining disagreements to an independent, nationally recognized accounting firm mutually acceptable to Buyer and CBNA (the “Auditor”) for resolution.

(iii)     Buyer and CBNA shall use their respective reasonable best efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Closing Adjustment Amount as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention. The Auditor shall consider only those items and amounts in Buyer’s and CBNA’s respective calculations of the Closing Adjustment Amount that are identified as being items and amounts to which Buyer and CBNA have been unable to agree on. In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of the Closing Adjustment Amount shall not be limited to the materials submitted by Buyer and CBNA but may include any relevant accounting literature or guidance. The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(iv)     The costs and expenses of (A) the preparation and audit of the audited financial statements referred to in this Section 3.1 shall be borne by the Buyer and (B) the Auditor in determining the Closing Adjustment Amount shall be borne equally by Buyer, on the one hand, and CBNA, on the other hand.

Section 3.2     Calculation of Post-Closing Adjustment.  If the Pre-Closing Adjustment Amount is greater than the Closing Adjustment Amount, then Buyer shall pay to CBNA the amount of such excess.  If the Pre-Closing Adjustment Amount is less than the Closing Adjustment, the CBNA shall pay to Buyer the amount of such deficit. Any payments pursuant to this Section 3.2 shall include accrued interest on such amount, calculated on the basis of a year of 360 days and the actual number of days elapsed from the Closing Date, at 1.1% (the “Interest Rate”), and such payment shall be paid by wire transfer of immediately available funds in U.S. dollars to the account specified by Buyer or CBNA, as applicable, to the other party by written notice at least two Business Days prior to such payment.

ARTICLE IV

MISCELLANEOUS

Section 4.1     Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.1):

if to CBNA:

Citigroup Inc.
399 Park Avenue
New York, NY 10022
Fax: 212-735-2000
Attention:     Michael S. Zuckert

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax: 212-735-2000
Attention:     William S. Rubenstein
                        Sean C. Doyle

if to the Company prior to the Closing:

The Student Loan Corporation
750 Washington Blvd.
Stamford, Connecticut 06901
Fax: 203-975-6724
Attention:  Chief Executive Officer

with copies to (which shall not constitute notice):

CID Management
850 Third Ave, 18th Floor
New York, NY 10022
Fax: 212-207-3950
Attention: Rodman L. Drake, Chairman of the Special Committee

and

The Student Loan Corporation
750 Washington Blvd.
Stamford, Connecticut 06901
Fax: 203-975-6724
Attention:  General Counsel

and with further copies to (which shall not constitute notice):

McDermott, Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Fax: 212-547-5444
Attention:     Peter J. Rooney

and

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Fax:  212-969-2900
Attention:     Julie Allen
                       Arnold Jacobs

if to Buyer (or the Company after the Closing):

Discover Bank
12 Read’s Way
New Castle, Delaware 19720
Fax: 302-323-7393
Attention:      Mike Rickert

with copies to (which shall not constitute notice):

Discover Financial Services
2500 Lake Cook Road
Riverwoods, IL 60015
Fax: 224-405-4957
Attention:      Carlos Minetti

and

Discover Financial Services
2500 Lake Cook Road
Riverwoods, IL 60015
Fax: 224-405-4584
Attention:      Kelly McNamara Corley

and

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Fax: 312-853-7036
Attention:     Paul L. Choi
                       Willis R. Buck, Jr.
                       Scott R. Williams

Section 4.2     Interpretation; Certain Definitions.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of, this Agreement, unless otherwise indicated.  The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions set forth in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes, and any rules, regulations or guidelines issued or promulgated thereunder.  References to a person are also to its permitted successors and assigns.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 4.3     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 4.4     Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party hereto.

Section 4.5     Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Merger Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.6     Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any otherwise applicable choice or conflict of laws provision or rule.

Section 4.7     Consent to Jurisdiction.

(a)     Each Party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal or other state court of the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each Party hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court.  Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)     Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 4.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 4.8     Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.9     WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 4.10     Amendment and Waiver.  This Agreement may be amended by mutual agreement of the Parties at any time.  This Agreement may not be amended except by an instrument in writing signed by the Parties.  Any failure of a Party to comply with any obligation, covenant, agreement or condition set forth in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver.  Notwithstanding the foregoing, no failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 4.11     Specific Performance.  The Parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

Section 4.12     Certain Tax Matters.  To the extent permitted under applicable Law, any payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the “aggregate deemed sales price” and the “adjusted grossed up basis” (each, as used in the Indemnification Agreement).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITIBANK, N.A.

By: /s/ Douglas Peterson
     Name: Douglas Peterson
     Title: Chief Operating Officer

DISCOVER BANK

By: /s/ Michael F. Rickert
     Name: Michael F. Rickert
     Title: Vice President, Chief Financial Officer and Treasurer

THE STUDENT LOAN CORPORATION

By: /s/ Michael J. Reardon
     Name:  Michael J. Reardon
     Title:  Chief Executive Officer